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Exhibit 5.1

[Weil, Gotshal & Manges LLP Letterhead]

September 13, 2005

Visant Holding Corp.
One Byram Brook Place, Suite 202
Armonk, New York 10504

Ladies and Gentlemen:

        We have acted as counsel to Visant Holding Corp. (f/k/a Jostens Holding Corp.), a Delaware corporation ("Visant Holdings"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") with respect to $247,200,000 aggregate principal amount at maturity of 10 1/4% Senior Discount Notes due 2013 (the "Notes") of Visant Holdings to be issued under an Indenture, dated as of December 2, 2003 (the "Indenture"), between Visant Holdings and BNY Midwest Trust Company, as trustee (the "Trustee").

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Note set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Visant Holdings, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Visant Holdings. In addition, we have assumed that the Notes will be executed and delivered substantially in the form examined by us.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

    1.
    The Notes have been duly authorized by all necessary corporate action on the part of Visant Holdings and, when duly executed by Visant Holdings, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of Visant Holdings, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable.

        The opinion expressed herein is limited to the laws of the State of New York, the corporate laws of the State of Delaware (including statutory provisions and also all applicable provisions of the state constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is part of the Registration Statement.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP

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  Exhibit 5.1
[Weil, Gotshal & Manges LLP Letterhead]